Exhibit 99.1
Tilly's, Inc. Fiscal 2025 Fourth Quarter Results Exceed Expectations
Reports First Profitable Fourth Quarter Since Fiscal 2021, Strong Start to Fiscal 2026

Irvine, CA –March 11, 2026 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter of fiscal 2025 ended January 31, 2026.
"Our positive comparable store net sales momentum accelerated in the fourth quarter of fiscal 2025 and produced our first profitable fourth quarter and full-year positive comp sales since fiscal 2021," commented Nate Smith, President and Chief Executive Officer. "Since turning positive in August, we have now produced seven consecutive months of comparable net sales growth, including February 2026 increasing by 20 percent. We are off to a strong start to fiscal 2026 and we feel optimistic about our prospects for the year."
Operating Results Overview
Fiscal 2025 Fourth Quarter Compared to Fiscal 2024 Fourth Quarter
The following comparisons refer to the Company's operating results for the fourth quarter of fiscal 2025 ended January 31, 2026 versus the fourth quarter of fiscal 2024 ended February 1, 2025.
•Total net sales were $155.1 million, an increase of 5.3%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 10.1%.
◦Net sales from physical stores were $112.2 million, an increase of 3.6%. The Company ended the fourth quarter with 223 total stores, a decrease of 17 stores or 7.1%, compared to 240 total stores at the end of the fourth quarter last year. Comparable net sales from physical stores increased by 10.3% relative to the comparable 13-week period ended February 1, 2025. Net sales from physical stores represented 72.3% of total net sales this year compared to 73.5% of total net sales last year.
◦Net sales from e-com were $43.0 million. Comparable net sales from e-com increased by 9.8%. E-com net sales represented 27.7% of total net sales this year compared to 26.5% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $51.5 million, or 33.2% of net sales, compared to $38.3 million, or 26.0% of net sales, last year. Product margins improved by 470 basis points primarily due to the combination of higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs improved by 250 basis points, or $1.9 million, collectively, primarily due to decreased occupancy costs associated with reduced store count.
•Selling, general and administrative ("SG&A") expenses were $48.9 million, or 31.5% of net sales, compared to $52.4 million, or 35.6% of net sales, last year. The $3.5 million decrease in SG&A was primarily attributable to decreases in store payroll and related benefits of $1.6 million, among several other smaller reductions in various expenses.
•Operating income improved to $2.6 million, or 1.7% of net sales, compared to an operating loss of $14.1 million, or 9.6% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $18 thousand, or 0.6% of pre-tax income, compared to $0.2 million, or 1.8% of pre-tax loss, last year. Both periods include the continuing impact of a full, non-cash deferred tax asset valuation allowance.
•Net income improved to $2.9 million, or $0.10 per diluted share, from net loss of $13.7 million, or $0.45 net loss per share, last year, representing an improvement of $16.6 million, or $0.55 per share, compared to last year. Weighted average diluted shares were 30.3 million this year compared to 30.1 million weighted average shares last year.

Fiscal 2025 Full Year Operating Results Overview
The following comparisons refer to the Company's operating results for fiscal 2025 ended January 31, 2026 versus fiscal 2024 ended February 1, 2025.
◦Total net sales were $553.6 million, a decrease of 2.8%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 0.3%.
▪Net sales from physical stores were $431.1 million, a decrease of 3.1%. Comparable store net sales from physical stores increased by 0.9% relative to the comparable 52-week period ended February 1, 2025. Net sales from physical stores represented 77.9% of total net sales this year compared to 78.1% of total net sales last year.
▪Net sales from e-com were $122.5 million, a decrease of 1.8%. E-com net sales represented 22.1% of total net sales this year compared to 21.9% of total net sales last year.
◦Gross profit, including buying, distribution, and occupancy costs, was $164.5 million, or 29.7% of net sales, compared to $149.7 million, or 26.3% of net sales, last year. Product margins improved by 290 basis points primarily due to higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs improved by 50 basis points, or $7.1 million, collectively, primarily due to decreased occupancy costs associated with operating 17 fewer net stores.
◦Selling, general and administrative ("SG&A") expenses were $183.8 million, or 33.2% of net sales, compared to $199.5 million, or 35.0% of net sales, last year. The $15.7 million reduction in SG&A was primarily attributable to decreases in store payroll and related benefits of $6.0 million, non-cash asset write-down charges of $3.2 million, e-com fulfillment labor of $2.6 million, among several other smaller reductions in various expenses.
◦Operating loss improved to $19.3 million, or 3.5% of net sales, compared to $49.8 million, or 8.8% of net sales, last year, due to the combined impact of the factors noted above.
◦Income tax benefit was $137 thousand, or 0.8% of pre-tax loss, compared to income tax expense of $0.2 million, or 0.5% of pre-tax loss, last year. Both periods include the continuing impact of a full, non-cash deferred tax asset valuation allowance.
◦Net loss improved to $17.5 million, or $0.58 per share, compared to $46.2 million, or $1.54 net loss per share, last year, representing an improvement of $28.7 million, or $0.96 per share, compared to last year. Weighted average shares were 30.1 million this year compared to 30.0 million last year.
Balance Sheet and Liquidity
As of January 31, 2026, the Company had total available liquidity of $87.8 million, comprised of $46.3 million of cash and cash equivalents and $41.5 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total inventories decreased by 10.8% compared to the end of the fourth quarter last year. Total year-to-date capital expenditures at the end of the fourth quarter were $4.7 million this year compared to $8.2 million at the end of the fourth quarter of fiscal 2024.

Fiscal 2026 First Quarter Outlook
Total comparable net sales for the first fiscal month of fiscal 2026 ended February 28, 2026 increased by 20.1% relative to the comparable period of fiscal 2025. Based on current and historical trends, the Company currently estimates the following for the first quarter of fiscal 2026 ending May 2, 2026:
•Net sales in the range of approximately $119 million to $125 million, translating to an estimated comparable net sales increase of 16% to 22%, respectively, relative to last year's first quarter;
•Product margin improvement of approximately 310 to 330 basis points relative to last year's first quarter;
•SG&A expenses to be approximately $44 million to $45 million, excluding any potential non-cash asset impairment charges that may arise;
•Net loss of approximately $10.1 million to $8.0 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.34 to $0.27, respectively, compared to a net loss per share of $0.74 for last year's first quarter, with estimated weighted average shares of approximately 30.1 million.
•The Company currently expects to have 220 stores open at the end of the first quarter of fiscal 2026 compared to 238 at the end of last year's first quarter.
Promotion of Michael J. Cingolani to Chief Merchandising Officer
On March 10, 2026, the Company promoted Michael J. Cingolani to the position of Chief Merchandising Officer in recognition of his efforts and positive contributions to the Company's business performance since his appointment as Senior Vice President, General Merchandising Manager in November 2024.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, March 11, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 18, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10206873.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 224 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	January 31, 2026	February 1, 2025
ASSETS
Current assets:
Cash and cash equivalents	$46,313	$21,056
Marketable securities	—	25,653
Receivables	6,093	4,094
Merchandise inventories	61,692	69,178
Prepaid expenses and other current assets	11,095	10,979
Total current assets	125,193	130,960
Operating lease assets	150,364	169,805
Property and equipment, net	33,504	40,139
Other assets	1,699	1,559
TOTAL ASSETS	$310,760	$342,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,717	$11,120
Accrued expenses	12,102	12,750
Deferred revenue	13,290	14,116
Accrued compensation and benefits	7,903	9,418
Current portion of operating lease liabilities	41,308	48,384
Current portion of operating lease liabilities, related party	3,745	3,423
Other liabilities	50	172
Total current liabilities	100,115	99,383
Long-term liabilities:
Noncurrent portion of operating lease liabilities	113,305	126,216
Noncurrent portion of operating lease liabilities, related party	12,099	15,844
Other liabilities	99	149
Total long-term liabilities	125,503	142,209
Total liabilities	225,618	241,592
Stockholders’ equity:
Common stock (Class A)	23	23
Common stock (Class B)	7	7
Preferred stock	—	—
Additional paid-in capital	176,755	174,829
Accumulated deficit	(91,643)	(74,191)
Accumulated other comprehensive income	—	203
Total stockholders’ equity	85,142	100,871
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$310,760	$342,463

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$155,131	$147,288	$553,585	$569,453

Cost of goods sold (includes buying, distribution, and occupancy costs)	102,707	108,090	385,391	416,029
Rent expense, related party	931	931	3,727	3,727
Total cost of goods sold (includes buying, distribution, and occupancy costs)	103,638	109,021	389,118	419,756
Gross profit	51,493	38,267	164,467	149,697

Selling, general and administrative expenses	48,770	52,280	183,273	199,014
Rent expense, related party	134	135	534	532
Total selling, general and administrative expenses	48,904	52,415	183,807	199,546

Operating income (loss)	2,589	(14,148)	(19,340)	(49,849)
Other income, net	371	723	1,751	3,837
Income (loss) before income taxes	2,960	(13,425)	(17,589)	(46,012)
Income tax expense (benefit)	18	239	(137)	217
Net income (loss)	$2,942	$(13,664)	$(17,452)	$(46,229)
Basic earnings (loss) per share of Class A and Class B common stock	$0.10	$(0.45)	$(0.58)	$(1.54)
Diluted earnings (loss) per share of Class A and Class B common stock	$0.10	$(0.45)	$(0.58)	$(1.54)
Weighted average basic shares outstanding	30,115	30,060	30,095	30,028
Weighted average diluted shares outstanding	30,261	30,060	30,095	30,028

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 31, 2026	February 1, 2025
Cash flows from operating activities
Net loss	$(17,452)	$(46,229)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,584	12,771
Stock-based compensation expense	1,926	2,057
Impairment of assets	1,155	4,366
Loss (gain) on disposal of assets	62	(29)
Gain on maturities of marketable securities	(363)	(1,823)
Changes in operating assets and liabilities:
Receivables	(1,585)	2,856
Merchandise inventories	7,486	(6,019)
Prepaid expenses and other assets	(1,144)	1,044
Accounts payable	10,572	(3,405)
Accrued expenses	(374)	73
Accrued compensation and benefits	(1,515)	(484)
Operating lease liabilities	(4,274)	(6,019)
Deferred revenue	(826)	(841)
Other liabilities	(154)	(336)
Net cash provided by (used in) operating activities	4,098	(42,018)

Cash flows from investing activities
Purchases of marketable securities	—	(74,547)
Purchases of property and equipment	(4,687)	(8,224)
Proceeds from maturities of marketable securities	25,816	98,500
Proceeds from sale of property and equipment	30	24
Net cash provided by investing activities	21,159	15,753

Cash flows from financing activities
Proceeds from exercise of stock options	—	294
Net cash provided by financing activities	—	294

Change in cash and cash equivalents	25,257	(25,971)
Cash and cash equivalents, beginning of period	21,056	47,027
Cash and cash equivalents, end of period	$46,313	$21,056

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780
2024 Q4	246	4	10	240	1,730
2025 Q1	240	1	3	238	1,707
2025 Q2	238	1	7	232	1,657
2025 Q3	232	2	4	230	1,642
2025 Q4	230	—	7	223	1,593

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com